Palomar Holdings, Inc. Announces Successful Completion of June 1 Reinsurance Placement

~ Full-Year 2025 Adjusted Net Income Guidance Increased to $195 Million to $205 Million ~

LA JOLLA, Calif., May 29, 2025 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar” or the “Company”) today announced the successful completion of certain reinsurance programs incepting June 1, 2025, and increased the Company’s full-year 2025 adjusted net income guidance.

The Company has procured approximately $455 million of incremental limit to support the growth of its Earthquake franchise. Palomar’s reinsurance coverage now extends to $3.53 billion for earthquake events and $100 million for continental United States hurricane events.

Palomar’s per occurrence event retention is $11 million for hurricane events, reduced from $15.5 million the previous treaty year, and $20 million for earthquake events, levels that continue to be meaningfully within management’s previously stated guideposts of less than one quarter’s adjusted net income and less than 5% of stockholders’ equity.

The reinsurance program continues to provide ample capacity for the Company’s growth in the subject business lines as well as coverage to a level exceeding Palomar’s 1:250-year peak zone Probable Maximum Loss. Of note, $525 million of the $3.53 billion earthquake limit was sourced through Palomar’s sixth and largest Torrey Pines Re catastrophe bond issuance, which exceeded management’s $425 million target and priced at the lower end of the indicated range.

Effective June 1st, Palomar also executed the first standalone excess of loss (‘XOL’) treaty covering the Hawaii hurricane policies issued by Laulima Exchange. This business was previously covered through Palomar’s core reinsurance tower, which now consists of over 95% earthquake-only coverage as a result of this change. Laulima’s XOL reinsurance program consists of per occurrence coverage up to $735 million with a retention of $1.5 million.

“We are very pleased with the outcome of our June 1 excess of loss placement and remain grateful for the continued support of our broad and diverse reinsurance panel,” commented Mac Armstrong, Palomar’s Chairman and Chief Executive Officer. “Beyond the risk adjusted rate decrease of approximately 10%, this renewal saw Palomar procure incremental earthquake limit to support our growth, maintain our earthquake event retention despite significant year-over-year exposure growth, reduce our wind event retention to $11 million, upsize our Torrey Pines Re catastrophe bond and successfully execute our first standalone Laulima excess of loss treaty.  Importantly these initiatives were consummated at attractive prices that should enhance our earnings prospects for the remainder of 2025 and the first half of 2026. As a result, we are raising our full-year 2025 adjusted net income guidance range to $195 million to $205 million from the previously indicated range of $186 million to $200 million.”

Other highlights of the Company’s reinsurance program include:

-	$1.15 billion of multi-year ILS capacity providing diversifying collateralized reinsurance capital;
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A reinsurance panel of over 100 reinsurers and ILS investors, including multiple new reinsurers, all of which have an “A-” (Excellent) or better financial strength rating from A.M. Best and/or S&P (Standard & Poor’s) or are fully collateralized;

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Prepaid reinstatements for substantially all layers that include a reinstatement provision, thereby limiting the pre-tax net loss to $11 million for hurricane events and $20 million for earthquake events, with modest additional reinsurance premium due.

Palomar’s Chief Risk Officer, Jon Knutzen, added, “We are grateful for the strong and diversified support we received from the reinsurance market. The continued confidence from both incumbent and new partners is a testament to the strength of our portfolio and the disciplined execution of our risk transfer strategy. The June 1 placement further enhances the stability and predictability of our results, positioning us to deliver increased value to our shareholders over the long term. We appreciate the collaboration and partnership that made this successful outcome possible.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd. (“PSRE”), Palomar Insurance Agency, Inc., Palomar Excess and Surplus Insurance Company (“PESIC”), Palomar Underwriters Exchange Organization, Inc. ("PUEO"), First Indemnity of America Insurance Co. ("FIA"), and Palomar Crop Insurance Services, Inc. ("PCIS"). Palomar's consolidated results also include Laulima Exchange ("Laulima"), a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative specialty insurer serving residential and commercial clients in five product categories: Earthquake, Inland Marine and Other Property, Casualty, Fronting, and Crop. Palomar’s insurance subsidiaries, PSIC, PSRE, and PESIC, have a financial strength rating of “A” (Excellent) from A.M. Best. FIA carries an “A-” (Stable) rating from A.M. Best.

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Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.